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                                                                  Exhibit (d)(7)
                                   AGREEMENT

                                 DENNIS HUNTER
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     This is an Agreement ("Agreement") made on May 15, 2001 between Fluke
Electronics Corporation, a corporation organized under Washington law and having its principal offices at 6920 Seaway Boulevard, P.O. Box 9090, Everett, Washington 98206-9090 ("Fluke") and Dennis Hunter ("Hunter"), a resident of the state of Utah.

     Danaher Corporation, the indirect parent of Fluke ("Danaher"), has entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of May 15, 2001 with Saltwater Acquisition Corp. and Lifschultz Industries, Inc. ("Lifschultz") under which Saltwater Acquisition Corp. will acquire all of the issued and outstanding stock of Lifschultz (the "Acquisition"). Hart Scientific, Inc. ("Hart") is a wholly-owned subsidiary of Lifschultz, and Calorimetric Sciences, Inc. ("CSC") is a wholly-owned subsidiary of Hart. Hunter is a director and the president and chief financial officer of Lifschultz, is a director of Hart and is the CEO, president and chairman of the board of CSC.

     In consideration of the mutual benefits to be derived from the making of this Agreement and the mutual covenants and obligations herein contained, the parties agree as follows:

1.   Consideration. In consideration of Hunter's compliance with the terms and
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conditions of this Agreement and the termination of the Employment Agreement (as defined below), upon the Effective Time of the Acquisition, Fluke will pay
Hunter Two Hundred and Fifty Thousand Dollars ($250,000).

2.   Termination of Employment Agreements.  On August 1, 1998, Hunter entered
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into an Employment Agreement with CSC ("Employment Agreement"). On May 15, 2001, the Board of Directors of CSC terminated Hunter's Employment Agreement, effective as of the Effective Time. Except for any severance payments owed to Hunter in connection with the termination of the Employment Agreement and except for the $72,000 owed to Hunter as accrued on the consolidated balance sheet of Lifschultz, upon the Effective Time, this Agreement shall render null and void, and as of the Effective Time, Hunter waives any and all rights arising from, the Employment Agreement and any other agreement, whether written or oral, Hunter may have

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pertaining to his employment with Lifschultz or any affiliate or subsidiary thereof, including, without limitation, any agreement that may pertain to compensation as a result of a sale or acquisition of Lifschultz or any affiliate or subsidiary thereof and any post-employment welfare benefits. Hunter agrees that he is entitled to the payment provided in Article 1 above under the terms of this Agreement and not pursuant to the terms of the Employment Agreement or otherwise, and that the payment to be made to him hereunder is more than adequate consideration for the releases and covenants contained in this Agreement. In addition, Hunter consents and agrees that all options to purchase common stock of Lifschultz or any of its subsidiaries shall be cancelled in the manner and for the consideration set forth in Section 2.9 of the Merger Agreement. Without limiting the foregoing, Hunter agrees that except for the options he owns which are disclosed on the Company Disclosure Schedule to the Merger Agreement, Hunter owns no options to purchase any shares of common stock of Lifschultz, has no right to any such options and has no right to have Lifschultz issue any such options.

3.   Non-Compete Provisions.
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     (a)  Hunter acknowledges that the covenants he is providing in this
Agreement are reasonable and necessary to the protection of the legitimate interests of Fluke and Lifschultz and their respective affiliates, subsidiaries and parents, including, but not limited to, the goodwill of Lifschultz. Hunter further acknowledges that by virtue of his positions with Lifschultz and its subsidiaries and affiliates he has developed considerable expertise in the business operations of Lifschultz and its subsidiaries and affiliates. Hunter acknowledges that Fluke and Lifschultz and their respective affiliates, subsidiaries and parents would be irreparably damaged and their substantial investment in CSC materially impaired were Hunter to engage in an activity that competes with the business of Fluke, Lifschultz or their respective affiliates, subsidiaries and parents in violation of the terms of this Agreement. Accordingly, Hunter acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to him in all respects and that Fluke, in addition to any other remedies which it may have, shall be entitled to obtain injunctive relief, including specific performance, in the event of any actual or threatened breach by Hunter of any of the provisions of this Agreement.

     (b) Accordingly, Hunter covenants and agrees that for a period of two years immediately following the termination (for any reason or no reason) of Hunter's employment with Fluke or any affiliate or subsidiary thereof (including without limitation Lifschultz and CSC) (the "Covenant Period"), within the Market Area, Hunter shall not, directly or indirectly, perform any services for any person or entity engaged in a competing business or, without limiting the

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generality of the foregoing, be or become or agree to be or become, interested in or associated with, in any capacity (whether as a partner, shareholder, owner, officer, director, employee, principal, agent, creditor, trustee, consultant, coventurer or otherwise) in any competing business as defined herein. Hunter agrees that Fluke, Lifschultz and their respective affiliates, subsidiaries and parents provide goods and services both at their respective facilities and at the locations of their customers or clients and that, by the nature of their businesses, they operate globally. Notwithstanding the provisions of this Article 3(b), Hunter may own, solely as an investment, not more than one percent (1%) of any class of securities of any corporation that is publicly-traded on any United States national security exchange or reported on the National Association of Securities Dealers Automated Quotation System. In addition, notwithstanding the foregoing, for as long as EGC remains bound by and complies in all respects with the covenant not to compete set forth in Section 1.D. of the Investment Agreement between Calorimetry Sciences Corporation and Energetic Genomics Corporation, dated June 26, 2000, Hunter's ownership of equity in EGC and Hunter's engagement in business activities in connection with EGC substantially similar to those business activities heretofore conducted by Hunter with respect to EGC, shall not be deemed a violation of this Section 3.

     (c) Hunter acknowledges that, during the Covenant Period, he may engage in any business activity or gainful employment of any type and in any place except as described above. Hunter acknowledges that he will be reasonably able to earn a livelihood without violating the terms of this Agreement.

For purposes of this Agreement, a "competing business" is any business that competes with Fluke, Lifschultz or any of their respective affiliates, subsidiaries or parents in the research, development, marketing or sale of temperature metrology equipment. For purposes of this Agreement, the "Market Area" means anywhere in the world.

4.   No Solicitation Provisions. Hunter further agrees that during the Covenant
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Period he will not, without Fluke's prior written consent, directly or indirectly (i) induce or attempt to influence any employee of Fluke, Lifschultz or of any of their respective affiliates, subsidiaries or parents to leave its employ, (ii) hire any person who shall have been an employee of Fluke, Lifschultz or of any of their respective affiliates, subsidiaries or parents, within one year preceding the termination of Hunter's employment with Fluke, Lifschultz or any of their respective affiliates, subsidiaries or parents, (iii) aid or agree to aid any competitor, customer or supplier of Fluke, Lifschultz or any of their respective affiliates, subsidiaries or parents in any

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attempt to hire any person who shall have been employed by Fluke, Lifschultz or their respective affiliates, subsidiaries or parents within one year preceding the termination of Hunter's employment with Fluke, Lifschultz or with any of any of their respective affiliates, subsidiaries or parents, or (iv) induce or attempt to influence any person or business entity who was a customer of Fluke, Lifschultz or of any of their respective affiliates, subsidiaries or parents during any portion of the Covenant Period to transact business with a competing business.

5.   Independence of Obligations. The covenants of Hunter set forth in this
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Agreement shall be construed as independent of any other agreement or arrangement between Hunter on the one hand and Fluke, Lifschultz or any of their respective affiliates, subsidiaries or parents on the other. The existence of any claim or cause of action by Hunter against Fluke, Lifschultz or any of their respective affiliates, subsidiaries or parents shall not constitute a defense to the enforcement of such covenant against Hunter.

6.   Release of Claims. For Hunter and Hunter's respective legal successors and
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assigns, Hunter as of the Effective Time (a) releases and absolutely discharges
Fluke, Lifschultz and each of their respective affiliates, subsidiaries, parents, stockholders, employees, agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, suspected or unsuspected, which Hunter now has, owns or holds, or at any other time had, owned or held, or will or may have, own or hold based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Effective Time of the Acquisition, and (b) releases and discharges any and all rights of first refusal, options and other claims or preemptive rights he has with respect to any securities, assets, properties or businesses of Lifschultz or any of its subsidiaries, affiliates or parents. Nothing in this Release of Claims waives any of Hunter's rights to sue to enforce this Agreement.

7.   Severability, Reformation.  If any provision of this Agreement is held by a
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court of competent jurisdiction to be excessively broad as to duration, activity, subject or geographic scope, this Agreement shall be modified to extend only over the maximum duration, activity or subject as to which such provision shall be valid and enforceable under applicable law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect

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any other provisions of this agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8.   Specific Enforcement.  Hunter acknowledges that it would be difficult to
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measure the damages that might result from any breach of any of his noncompete and no solicitation covenants contained herein, and that any breach of any such covenants will result in irreparable injury to Fluke, Lifschultz and/or their respective affiliates, subsidiaries or parents, for which money damages could not adequately compensate. If a breach of any such covenants occur, Hunter's right to further payments hereunder shall terminate and Fluke shall be entitled, in addition to all of the rights and remedies that it may have at law or in equity, to

     (a) reimbursement by Hunter to Fluke of any amounts paid to him pursuant to Article 1 of this Agreement and

     (b) injunctive relief to enjoin and restrain Hunter and all other persons and entities involved therein from continuing such breach. If Fluke resorts to litigation to enforce any of the covenants or agreements contained herein that have a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of the covenant or agreement was occurring, or, if later, the last day of the original fixed term of such covenant or agreement.

9.   Notices. All notices and other communications given pursuant to this
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Agreement shall be in writing and shall be delivered in hand, sent by telecopier and confirmed by mailing of a copy thereof by ordinary mail on the same or immediately following business day, or sent by certified mail, return receipt requested, with postage and fees prepaid, addressed or delivered to the party for whom the notice or other communication is intended at that party's address set forth in the heading of this Agreement or to such other address for a party, notice of which, complying with these provisions, has been given by that party to the other. All such notices, requests, demands or other communications will be deemed to have been effectively given when received by the person addressed.

10.  Waiver.
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     (a)  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement and no delay on the party of any party in exercising any power, right, privilege or

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remedy under this Agreement, shall operate as a waiver of the power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No party will be deemed to have waived any claim arising out of this Agreement or any power, right, privilege or remedy provided under this Agreement unless the waiver of the claim, power, right, privilege or remedy is set forth expressly in a written instrument duly executed and delivered on behalf of the waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.  Survival. The respective obligations of the parties under this Agreement
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that by their nature would continue beyond the termination, cancellation or expiration, shall survive termination, cancellation, or expiration.

12.  Assignment. Hunter agrees that this Agreement shall be assignable by Fluke
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to any person, firm or corporation that may become a successor in interest to
Fluke and to its subsidiaries, affiliates and parents. This assignment can include Articles 3 and 4. The duties and obligations under this Agreement are personal to Hunter and he shall have no right to assign this Agreement.

13.  Binding Effect. This Agreement shall be binding upon and shall inure to the
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benefit of Fluke and its successors and assigns and upon Hunter and his heirs and legal representatives.

14.  Applicable Law; Jurisdiction. Except to the extent governed by federal law,
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this Agreement shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to the conflict of laws provisions thereunder. Each of the parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts of the State of Washington or the State of Utah and of any federal court sitting in Seattle or Salt Lake City in connection with any actions or proceedings brought against any party arising out of or relating to this Agreement. In any such action or proceeding, the parties each hereby absolutely and irrevocably (i) waive any objection to jurisdiction or venue, (ii) waive personal service of any summons, complaint, declaration or other process, and (iii) agree that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their addresses set forth under the signature lines of this Agreement.

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15.  Counterparts. This Agreement may be executed in several counterparts, each
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of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

16.  Not an Employment Agreement. The purpose of this Agreement is solely to
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establish the consideration to be paid to Hunter in connection with the termination of the Employment Agreement and Hunter's agreement to the non-competition and other obligations contained herein. This Agreement does
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constitute an employment agreement and does not provide a guarantee of
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employment. In the event of termination of employment of Hunter, for whatever
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reason or no reason, all obligations to Hunter shall be satisfied by the payment of all compensation earned prior to the date of termination.

17.  Termination. This Agreement shall terminate and have no effect and be void,
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and no party hereto shall have any obligation hereunder, upon termination of the
Offer (as defined in the Merger Agreement) or termination of the Merger
Agreement.

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     IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first above written.

FLUKE ELECTRONICS CORPORATION



By  /s/ Christopher C. McMahon       /s/ Dennis Hunter
    --------------------------       -----------------
    Christopher C. McMahon           Dennis Hunter

Address:                             Address:
6920 Seaway Blvd.                    149 South 300 West
P.O. Box 9090, MS 203A               Lindon, UT 84042
Everett, WA 98206-9090

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